Exhibit C                                      Confidential - For Internal Use

CODE OF ETHICS

GMB CAPITAL MANAGEMENT, L.L.C.
October 2009

Last Updated:  October 28, 2009 1

Exhibit C Confidential - For Internal Use

Table of Contents

I. Standards of Conduct

A. General
B. Compliance with Laws and Regulations

II. Scope of the Code

A. Personnel Covered by the Code
B. Securities Covered by the Code and Exceptions

III. Restrictions on Personal Investment and Related Activities

A. General Trading Prohibition

B. Pre-clearance of IPOs and Private Placements

C. Outside Directorships

IV. Personal Transaction Reporting and Certifications

A. Initial and Annual Securities Holdings Reports
B. Opening Brokerage Accounts
C. Quarterly Securities Transactions Reports/Exceptions
D. Certification of Compliance

V. Administration and Enforcement of the Code

A. Training and Education

B. Annual Review
C. Monitoring of Personal Securities Transactions
D. Confidentiality of Reports
E. Reporting Code Violations

F. Sanctions
G. Recordkeeping Requirements

H. Effective Date of the Code

ATTACHMENTS

A – Initial and Annual Securities Holdings Report
B – Quarterly Securities Transaction Report
C—Initial/Annual Certificate of Compliance with GMB Capital Management, L.L.C. Compliance Manual and Code of Ethics
D—Covered Person Outside Business Activities Disclosure Form

Last Updated: October 28, 2009

Exhibit C                                      Confidential - For Internal Use

GMB CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

October 2009

I. STANDARDS OF CONDUCT A. General

GMB holds its employees to a high standard of integrity and business practice. Maintaining this high standard and GMB’s reputation in today’s regulatory and business climate requires strict observance of ethical behavior, fiduciary duty to Clients and legal obligations created by federal securities laws.

This Code of Ethics (the “Code”) establishes standards of conduct and is designed to govern the personal securities transactions of the GMB’s personnel. Further, this Code contains provisions reasonably necessary to prevent GMB’s employees from engaging in any act, practice, or course of business that would defraud or mislead any of the GMB’s Clients, or that would constitute a manipulative practice under federal securities laws. Reference is also made to GMB’s Insider Trading Policy which should be read in conjunction with this Code.

The Code is provided to each employee upon beginning employment, and upon any amendment to the Code.

All employees are required to report known violations of this Code to GMB’s CCO. Employees who violate the policies and procedures set forth in this Code may be subject to disciplinary action up to and including dismissal.

The following standards of conduct govern the personal investment activities and the interpretation and administration of this Code:

• The interests of the GMB ’s Clients must be placed first at all times.

• All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

• Employees should not take inappropriate advantage of their position with GMB. For example employees may not: (i) use actual knowledge of a Client’s transaction to profit by the market affect of the Client’s transaction; (ii) take unique investment opportunities which should be made in Client accounts for accounts in which they have a beneficial

Last Updated: October 28, 2009

interest; or (iii) take or omit to take an action on behalf of a Client or intentionally induce a Client to take action for the purpose of achieving a personal benefit.

• It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Employees are strictly forbidden from engaging in insider trading. (If there is any question as to whether you have received material information (typically from a company “insider”) you should contact the CCO. For more information, refer to GMB ’s Insider Trading Policy.

• Employees should not knowingly misrepresent, or cause others to misrepresent, facts about GMB to Clients, prospective Clients, regulators, or any other member of the public;

• Employees should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from GMB;
(Refer to GMB ’s Gifts and Entertainment Policy for more information.

• Employees have a duty to respect the confidential nature of information received from Clients, and to use that information only for the purpose for which it is provided, whether or not that information is considered “inside information” and regardless of the basis on which confidentiality is required, such as by law, contract or ethical consideration. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a Client, and recommendations to purchase or sell specific securities.
(Refer to GMB ’s Privacy Policy for more information.)

B. Compliance with Laws and Regulations

Employees must comply with all applicable federal securities laws, including but not limited to, which prohibit the following conduct:

• Defrauding any Client in any manner;

• Misleading any Client, including by making a statement that omits material facts;

• Engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any Client;

• Engaging in any manipulative practice with respect to any Client; or

• Engaging in any manipulative practice with respect to securities, including price manipulation.
Each employee has the duty to know, understand and comply with federal securities law and other legal obligations applicable to their duties and responsibilities.

II. SCOPE OF THE CODE

A. Personnel Covered by the Code

1) GMB Employees – All employees of GMB are considered “Supervised Persons” and “Access Persons” under the Code. All Supervised Persons/Access Persons are required to certify in writing initially, annually, and upon receipt of any amendment, that they have read, understand and agree to abide by the Code. Supervised Persons/Access Persons also must adhere to the Standards of Conduct set forth in Section I above, including provisions requiring their compliance with laws and regulations. All Supervised Persons/Access Persons are required to comply with the pre-clearance, personal securities transactions reporting and holdings reporting requirements set forth in the Code.

2) Other Persons– The following persons are also considered “Supervised Persons” and “Access Persons” under the Code:

• All full-time or part-time consultants engaged by GMB on a long term basis;

• All full-time consultants engaged by GMB on a short term basis who will have access to nonpublic information regarding Client’s purchase or sales of securities or nonpublic information regarding the portfolio holdings of any account managed by GMB;

• Any other consultant engaged by GMB whom the CCO considers to be an Access Person by virtue of the nature of the consulting arrangement; and

• All of GMB’s officers and members.

The CCO or their designee will identify all persons who are considered to be Supervised Persons/Access Persons and inform these persons of their respective duties. The pre-clearance, personal securities transactions reporting and holdings reporting requirements set forth below apply to investment accounts beneficially owned by Access Persons, which includes all accounts from which the Supervised Person/Access Person may derive some direct or indirect pecuniary interest (i.e. the opportunity to profit directly or indirectly from a transaction in a security) and/or accounts over which the Supervised Person/Access Person exercises trading discretion (for example, through a power of attorney.) It is assumed that Supervised Person/Access Persons beneficially own accounts of their immediate family members. “Immediate family members” include spouses, parents, children, siblings, in-laws or other relatives, whether related by blood, marriage or otherwise, who either reside with, are financially dependent upon, or whose investments are controlled by, the Supervised Person/Access Person. “Immediate family members” also include any unrelated individual whose investments are controlled by, and/or to whom the Supervised Person/Access Person contributes material financial support, such as a “significant other.” Supervised Persons/Access Persons also are deemed to have beneficial ownership over securities held by certain partnerships (such as investment clubs), trusts, corporations wherein they serve as partner, trustee or director.

Supervised Persons/Access Persons must therefore report holdings and transactions in these accounts in accordance with the reporting requirements of this Code.

B. Securities Covered by the Code and Exceptions

Supervised Persons/Access Persons are required to disclose holdings and report transactions in “Reportable Securities,” which means any stocks, bonds, notes, futures, investment contracts, exchange-traded funds and any interest commonly known as a security, including options, warrants and rights to purchase or sell securities, and options on and futures contracts for securities and securities indices. If a Supervised Person/Access Person is not certain whether a particular security falls within the definition of “Reportable Security” he or she should consult with the CCO.

The following securities are not considered “Reportable Securities” under the Code and therefore are not subject to the Code’s reporting requirements:

1) Direct obligations of the U.S. Government;

2) Bankers’ acceptances, bank certificates of deposit, commercial paper, and short-term high quality debt obligations;

3) Shares of money market funds; and

4) Shares of open-end mutual funds, except those traded in the secondary market (for example, exchange-traded funds are considered “Reportable Securities” because they trade on the secondary market).

Note: While the securities listed under 1) through 5) above are not “Reportable Securities” under the Code, if they are held in a brokerage account, the Supervised Person/Access Person must report the existence of the brokerage account on his/her initial and annual holdings reports and must notify the CCO when such account is opened. No further transaction reporting concerning these securities would be required.

The following securities transactions are not required to be reported under the Code and therefore are not subject to the personal securities transaction reporting and holdings reporting requirement of this Code:

6) Transactions that are made pursuant to an automatic or periodic investment or reinvestment plan;
7) Securities held in accounts over which the Supervised Person/Access Person has no direct or indirect influence or control (for example, an account that is managed on a discretionary basis by an investment adviser on behalf of the Supervised Person/Access Person or their “immediate family member”); or

8) Transactions which are pursuant to the exercise of a rights issue by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and to transactions involving the subsequent sale of those rights.

Note:If a Supervised Person/ Access Person plans to take advantage of securities transaction reporting exception 7) above, he or she must first provide the CCO with a copy of the relevant investment management agreement (or similar document) for such account before relying on this exception.

III. RESTRICTIONS ON PERSONAL INVESTMENT AND RELATED ACTIVITIES

A. General Trading Prohibition
GMB rarely trades individual stocks, as its trading activity is systematic and driven by software programs that select ETFs and index-options. GMB rarely trades any securities outside of this class of securities. Therefore, GMB prohibits personal trading by any Supervised Person/Access Person of any ETF or index-option: (i) within three (3) days, before or after, any trade in the same ETF or index-option by GMB on behalf of Client accounts (“Restricted Security”); (ii) if such trade is prohibited under any policy of GMB or any investment advisory agreement with a Client; (iii) if the trade is inconsistent with applicable law; or (iv) if the trade otherwise creates the appearance of impropriety or breaches GMB’s fiduciary duty to any Client.

This prohibition applies to any account in which a Supervised Person/Access Person has beneficial ownership.

A Supervised Person/Access Person must obtain prior approval from the CCO prior to entering a trade in any ETF or index-option. The CCO will determine if the security is a Restricted Security under the above-referenced definition.

Notwithstanding the above general trading prohibition, the CCO may exercise discretion to approve a trade if, for example, it appears that: (a) the potential harm to GMB’s Clients is remote; (b) the trade is clearly not related economically to securities to be purchased, sold or held by any of GMB’s Clients; and/or (c) GMB has entered orders to trade a security for one or more Clients only to size-up or size-down an account (for example, due to deposits and/or withdrawals), if such a trade is deemed immaterial by the CCO considering all relevant facts.

B. Pre-clearance of IPOs and Private Placements

Each Supervised Person/Access Person who wishes to purchase or sell a security in an initial public offering or a private placement (which generally includes investments in hedge funds and private equity funds) must notify and obtain prior approval from the CCO prior to affecting the trade. In considering such pre-clearance, the CCO will consider whether the opportunity is being offered to the Supervised Person/Access Person by virtue of his/her position with the GMB. Pre-clearance will be granted at the discretion of the CCO. In seeking preclearance, each Supervised Person/Access Person must certify to the CCO that he or she will not receive terms that are more favorable than other investors investing in the same security. Additionally, in such circumstances, the decision to purchase securities of the issuer for the Client should be made either by another GMB or, at a minimum, should be subject to an independent review by GMB’s Managing Member or other investment personnel with no personal interest in the issuer.

C. Outside Directorships
Supervised Persons may not serve on the board of directors of publicly traded companies unless (i) GMB’s Managing Member and CCO grant prior authorization; and (ii) a mechanism such as a “Chinese Wall” is put into place and maintained for the purpose of preventing the flow of information from the employee serving on the board to the employees making investment decisions on behalf of GMB’s Clients. Supervised Persons/Access Persons must complete Attachment D upon hire and at the time of any change to the information provided therein.
IV. PERSONAL TRANSACTION REPORTING AND CERTIFICATIONS

A. Initial and Annual Securities Holdings Reports Each Access Person must submit to the CCO:
1. An Initial Securities Holdings Report , in the form attached as Attachment A, disclosing a complete list of the Supervised Person’s/Access Person’s personal brokerage accounts and, if applicable, a listing of all personal securities holdings that are held outside of brokerage accounts (such as private placement investments). This report must be submitted no later than 10 days after the individual becomes a Supervised Person/Access Person and must be current as of a date not more than 45 days prior to the date the individual became a Supervised Person/Access Person. A copy of each of the most recent brokerage account statements must also accompany Attachment A. In completing Attachment A, a Supervised Person/Access Person will instruct each firm in which he/she holds a brokerage account to send duplicate brokerage account statements to GMB. These statements must contain, at a minimum, the following information:

•
title, number of shares and principal amount of each Reportable Security in which the Supervised Person/Access Person had any direct or indirect beneficial ownership when the person became a Supervised Person/Access Person;

•
the name of any broker, dealer or bank with whom the Supervised Person/Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person/Access Person as of the date the person became a Supervised Person/Access Person; and

•	the date that the report is submitted by the Supervised Person/Access Person.

2. An Annual Securities Holdings Report, in the form attached as Attachment A, completed no later than January 30 of each calendar year, including the following information (which information must be current as of a date no more than 45 days prior to the submission of the form:

•
title, number of shares and principal amount of each Reportable Security in which the Supervised Person/Access Person had any direct or indirect beneficial ownership when the person became a Supervised Person/Access Person;

•
the name of any broker, dealer or bank with whom the Supervised Person/Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person/Access Person as of the date the person became a Supervised Person/Access Person; and

•	the date that the report is submitted by the Supervised Person/Access Person.

B. Opening Brokerage Accounts

Supervised Persons/Access Persons and their “immediate family members” may establish a new brokerage account through any FINRA member and establish quarterly duplicate accounts statement mailings to the CCO.

C. Quarterly Securities Transaction Reports

No later than 30 days after the end of a calendar quarter, the following information must be provided on a Quarterly Securities Transaction Report, in the form attached as Attachment B:

(i)  With respect to any transaction during the quarter in a Reportable Security in which the Supervised Person/Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;
•	The nature of the transaction(i.e. purchase, sale or any other type of acquisition or disposition);
•	The price at which the Reportable Security transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Supervised Person/Access Person.
(ii)  With respect to any account established by the Supervised Person/Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Supervised Person/Access Person:

•	The name of the broker, dealer or bank with whom the Supervised Person/Access Person established an account;
•	The date the account was established; and
•	The date that the report is submitted by the Supervised Person/Access Person.

D. Certification of Compliance

Initial Certification. Each newly hired Supervised Person/Access Person and all consultants who are deemed Access Persons will be provided with a copy of the Compliance Manual (the Manual”) and the Code contained therein upon commencement of employment. As a conditionof employment, each Supervised Person/Access Person will be required to provide all necessary information regarding personal securities holdings in Reportable Securities and regarding directorships and will complete the Initial/Annual Certification of Compliance with the Compliance Manual and Code of Ethics, in the form attached as Attachment C, certifying that they have: (i) received a copy of the Manual and the Code; (ii) read and understand all provisions of the Manual and the Code; and (iii) agreed to comply with the terms of the Manual and the Code in every respect. Such certification must be delivered to the CCO no later than 10 days after commencement of employment with GMB.

Acknowledgement of Amendments. Supervised Persons/Access Persons will be provided with any amendments to the Code, when applicable, and must submit acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgment should be completed no later than 10 days after receipt of such amendment.

Annual Certification. Each Supervised Person/Access Person will complete the Initial/Annual Certification of Compliance with the Compliance Manual and Code of Ethics, in the form attached as Attachment C, which certifies that they have read, understood, and complied with the Manual and the Code and that they have disclosed all accounts, holdings and transactions required to be disclosed or confirmed pursuant to the Code. Such certification should be completed no later than January 30 of each calendar year. In addition, the certification will include a representation that such Supervised Person/Access Person has made all of the reports required by the Code and have not engaged in any prohibited conduct. If the Supervised Person/Access Person is unable to make such a representation, GMB will require such Supervised Person/Access Person to self-report any Code exceptions that were not previously reported to the CCO.

V. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Training and Education
The CCO or his/her designee is responsible for training and educating all GMB employees about this Code. Training regarding this Code will occur periodically. All GMB employees are required to attend the training sessions and read any applicable materials.

B. Annual Review

The CCO will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The CCO or his/her designee will provide a written report, at least annually, to the Managing Member summarizing:

• Compliance with the Code for the period under review;

• Violations of the Code for the period under review;

• Sanctions imposed under the Code during the period under review;

• Changes in policies and procedures recommended for the Code; and

• Any other information requested by the Managing Member

C. Monitoring of Personal Securities Transactions

Personal securities transactions and holdings reports and trading patterns of Supervised Persons/Access Persons will be reviewed on a periodic basis by the CCO or his/her designee (the “Reviewer”). The Managing Member is responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence.

Such reviews will include the following:

• An assessment of whether the Supervised Person/Access Person followed any required internal procedures, such as pre-clearance and transaction reporting;

• An assessment of whether the Supervised Person/Access Person is trading for his/her own account in the same securities he/she is trading for Clients, and if so, whether the Clients are receiving terms as favorable as the Supervised Person/Access Person takes for himself/herself; and

• Periodic analysis of the Supervised Person’s/Access Person’s trading for patterns or series of transactions that may indicate possible violations of the Code.

D. Confidentiality of Reports

Transactions and holdings reports of Supervised Persons/Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

E. Reporting Code Violations

Supervised Persons/Access Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the CCO, and must cooperate in any investigation relating to possible breaches of the Code. Supervised Persons/Access Persons are encouraged to seek advice from the CCO with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting by Supervised Persons/Access Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of GMB’s business; (iii) material misstatements in regulatory filings, internal books and records, Client records or reports; (iv) activity that is harmful to Clients; and (v) deviations from required controls and procedures that safeguard Clients and GMB.
GMB’s Managing Member is an alternate person to whom employees may report violations in case the CCO is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

       F.Sanctions

In the event of a failure by any employee to comply with the provisions of this Code or of applicable securities laws, GMB may impose appropriate sanctions, including but not limited to a warning, fines, disgorgement, suspension, demotion or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate. Consistent with the statement of the Securities and Exchange Commission in connection with its adoption of Rule 204A- 1, violations of this Code are not to be construed as per se violations of the law.

      G. Recordkeeping Requirements

GMB will maintain the following documentation related to the administration of this Code:

1. A copy of each Code that has been in effect at any time during the past five (5) years;

2. A record of any violation of the Code and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

3. All written acknowledgements of receipt of the Code and Code amendments for five (5) years after the individual ceases to be a Supervised Person of GMB;

4. Initial/Annual holdings and quarterly transactions reports and brokerage account statements and/or confirmations for five (5) years from the end of the fiscal year in which the report was submitted;

5. A list of names of persons who are currently, or within the past five (5) years were, Supervised Persons and Access Persons;

6. A record of any decision approving the acquisition of securities in a limited or initial public offering for five (5) years from the end of the fiscal year in which the security was purchased;

7. A record of the persons responsible for reviewing Access Person’s reports currently and for the past five (5) years; and

8. A copy of the reports provided to GMB’s Managing Member annually.

      H. Effective Date of the Code

The Code is revised effective October 28, 2009 and supersedes any prior versions of the Code.

Exhibit C                                      Confidential - For Internal Use

Attachment A
INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT1

In accordance with GMB’s Code of Ethics, you must provide a list of all Reportable Securities and Securities accounts in which you or any member of your immediate family has direct or indirect Beneficial Ownership. This includes not only Reportable Securities held by a broker, but also Reportable Securities held at home, in safe deposit boxes, by an issuer or in any other manner. This Report must be completed and submitted to the Chief Compliance Officer, no later than 10 days after you become a Supervised Person/Access Person and within 30 days of the end of each calendar year thereafter. The information contained in this report must be current as of a date no more than 30 days prior to the date this report is submitted.

(1)	Name:

(2)	If different than (1) above, name of person in whose name the Security or Securities account is held:

(3)	Below is a list of all Securities and Securities accounts in which I and each member of my immediate family have direct or indirect Beneficial Ownership:
Buy/Sell	Security (title, type, ticker symbol and CUSIP #, as applicable)	Nature of Ownership (Direct, Spouse, Control, etc.)	Number of Shares	Price	Value (principal amount)	Account Number	BrokerDealer/Bank

For each account listed above , attach your recent account statements listing the Reportable Securities in that account. This information must be current and as of a date no more than 30 days before this report is submitted.

1Capitalized terms defined in the Code of Ethics shall have the meanings set forth therein.

Last Updated: October 28, 2009

Exhibit C                                      Confidential - For Internal Use

(Attach separate sheet(s) if necessary)

Please check off one:

I certify that this report and the attached statements (if any) constitute all of the
Reportable Securities and Securities accounts in which I and each member of my immediate family have direct or indirect beneficial ownership.

I certify that neither I nor any member of my immediate family has any direct or indirect beneficial ownership of any Reportable Securities or Securities accounts at this time.

Signature

Print Name

Date report is submitted:

Please submit this Report to the Chief Compliance Officer.

For Use by the Chief Compliance Officer Only

Received                                      Date Time

Last Updated: October 28, 2009

Exhibit C                                      Confidential - For Internal Use

Attachment B

GMB Capital Management, LLC

QUARTERLY SECURITIES TRANSACTION REPORT2

For Calendar Quarter Ending: September 30, 2009

In accordance with GMB’s Code of Ethics, you must provide information about each transaction involving a Reportable Security in which you or any member of your immediate family had, or as a result of the transaction acquired, direct or indirect beneficial ownership during the last calendar quarter. This report must be completed and submitted to the Chief Compliance Officer, no later than 30 days after the end of each calendar quarter. The information contained in this report must cover, at a minimum, all transactions during such quarter.

(1)	Name:

 (2) If different than (1) above, name of person in whose name the Reportable
Security/Securities account is held: _____

(3)
Below is a list of all Reportable Securities and Reportable Securities accounts in which I and each member of my immediate family have direct or indirect beneficial ownership during the last calendar quarter:

Buy/Sell	Reportable Security (title, type, ticker symbol and CUSIP #, as applicable)	Nature of Ownership (Direct, Spouse, Control, etc.)	Number of Shares	Price	Value (Principal amount)	Account Number	BrokerDealer/Bank

2Capitalized terms defined in the Code of Ethics shall have the meanings set forth therein.

Last Updated: October 28, 2009

Exhibit C                                      Confidential - For Internal Use

For each transaction listed above not executed through GMB, attach your account statements and trade confirmations of such transactions (if not already provided to the Chief Compliance Officer in accordance with the requirements of the Code of Ethics). You must also cause each broker-dealer listed above to provide the Chief Compliance Officer, on a timely basis (but no later than 30 days after the end of each calendar quarter), with duplicate copies of account statements and trade confirmations for each transaction involving a Reportable Security in which you and each member of your immediate family had, or as a result of the transaction acquired, direct or indirect beneficial ownership during the last calendar quarter.

(Attach separate sheet(s) if necessary) Please check off one:

flI certify that this report and the attached statements and trade confirmations (if any) set forth the information for each Reportable Securities transaction in which I or any member of my immediate family had, or as a result of the transaction acquired, direct or indirect beneficial ownership during the last calendar quarter.

flI certify that neither I nor any member of my immediate family engaged in any
Reportable Securities transaction in which I had, or as a result of the transaction acquired, direct or indirect beneficial ownership during the last calendar quarter.

Signature

Print Name

Date report is submitted:

Please submit this Report to the Chief Compliance Officer.

For Use by the Chief Compliance Officer Only

Certified                                      Date Time

Last Updated: October 28, 2009

Exhibit C                                      Confidential - For Internal Use

Buy/Sell	Security (title, type, ticker symbol and CUSIP #, as applicable)	Nature of Ownership (Direct, Spouse, Control, etc.)	Number of Shares	Price	Value (Principal amount)	Account Number	BrokerDealer/Bank

Last Updated: October 28, 2009

Exhibit CConfidential - For Internal Use

Attachment C

Initial/Annual Certification of Compliance with
GMB Capital Management, L.L.C. Compliance Manual and Code of Ethics

I hereby certify that I have received a copy of GMB’s Capital Management, LLC’s Compliance Manual (the “Manual”) and the Code of Ethics (the “Code”) therein and have read and understand the requirements of the Manual and the Code. I further certify that I am subject to the Code, will comply with its requirements in every respect and will not engage in conduct prohibited by the Code.*

Signature:

Print Name: Position:  Date:

Last Updated: October 28, 2009

Exhibit C                                      Confidential - For Internal Use

Attachment D

GMB Capital Management, L.L.C.

Supervised Person/Access Person Outside Business Activity Disclosure Form

SUPERVISED PERSONS/ACCESS PERSONS REPORT TO THE CHIEF COMPLIANCE OFFICER OF ANY AFFILIATION OR BUSINESS RELATIONSHIP (e.g., DIRECTORSHIP) OR OTHER OUTSIDE BUSINESS ACTIVITY THEY MAY HAVE OR INTEND TO HAVE WITH ANY BUSINESS OR ORGANIZATION.

Supervised Person’s/Access Person’s Name:

I hereby certify that the following is a complete and accurate listing as of the date hereof of any affiliation or business relationship (e.g. Directorship) or other outside business activity that I have with any business or organization. I understand that I must provide this information to the Chief Compliance Officer no later than ten (10) calendar days prior to the proposed date or hire or affiliation.. Failure to do so within this time period will be considered a violation of GMB’s Personal Investment and Trading Policy and Code of Ethics:

I.       Public Company Directorships:  I am a Director of the following issuer(s) of securities:

Name of Issuer	Symbol
(Use additional sheets if necessary)

II.       Private Company/Organization Directorships:

I am a Director of the following private company/organization:

Name of Issuer	Symbol
(Use additional sheets if necessary)

III. Other affiliations or activities:

I am affiliated or conduct activities on behalf of the following:

Name of Issuer	Symbol
(Use additional sheets if necessary)

By signing this form, I acknowledge that I have received and understand GMB’s Personal Investment and Trading Policy and Code of Ethics. I agree to abide by the provisions of the policy and to promptly notify the Chief Compliance Officer of any changes to the above information.

/____/____ (Signature) (Date)

(Print Name)

*FOR ALL NEW GMB EMPLOYEES, THE INITIAL CERTIFICATION OF COMPLIANCE SHALL RELATE TO CONDUCT OCCURRING FROM THE POINT OF HIRE.

Last Updated: October 28, 2009

GMB Capital Management, L.L.C. (“GMB”)

Insider Trading Policy (the “Policy”)

Introduction

GMB, in compliance with its obligations under Section 204A of the Advisers Act, has adopted the following Policy and procedures which seek to: (i) preserve the confidentiality of information obtained by GMB employees and officers while conducting activities that are within the scope of their employment/services with GMB and otherwise; and (ii) prevent insider trading.

GMB has adopted this Policy to assist Covered Persons in avoiding violations of this Policy and applicable law. This Policy applies to all employees and officers (“Covered Persons”) of GMB.

The Policy

All Covered Persons are prohibited from trading, either personally or on behalf of others (including but not limited to family members, friends and GMB clients, their employees, associated persons or affiliates) on the basis of material non-public information or from communicating material non-public information to any other person in violation of law or this Policy (“Insider Trading”). Although it is not illegal to receive material non-public information, the law generally prohibits: (i) trading by an insider while in possession of material non-public information; (ii) trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; and (iii) communicating material non-public information to others in breach of a fiduciary duty.

Material Non-Public Information

“Material Non-Public Information” is defined as information:

•	which has not been disseminated in a manner making it available to investors generally; and

•	which there is a “substantial likelihood” that a “reasonable investor” would consider important in making an investment decision; or

•	if disclosed, that would be “viewed by a reasonable investor as having significantly altered the ‘total mix’ of information made available;” or

•	if disclosed, that is “reasonably certain to have a substantial effect on the market price of the security.”

Material Non-Public Information includes, but is not limited to:

• securities positions or trading patterns of GMB clients;

• dividend/earnings expectations;

• new products or services;

• major litigation developments;

• bankruptcy/insolvency; or

• issuer tender offers.

The above list of examples is NOT exhaustive.

Once information has been disseminated to the investing public through recognized channels of distribution designed to reach the securities marketplace, such as national business and financial wire services (e.g. Dow Jones, Reuters, Bloomberg), a national news service (e.g. AP, UPI), or a national newspaper (e.g. Wall Street Journal, New York Times), and adequate time has passed for the market to digest the information, the information is no longer subject to insider trading restrictions.

The CCO conducts a periodic review of trading by Covered Employees as part of the requirements of GMB’s Code of Ethics (“COE”). Such reviews incorporate the review of compliance with this Policy.

Covered Employees must comply with the provisions of the COE regarding pre-clearance of trades and are strongly encouraged to consult with the CCO prior to any securities transaction which may be subject to insider trading restrictions.

This Policy applies to any securities transaction in which a Covered Person, their family members and trusts, corporations and other entities controlled by such persons participates, including, but not limited to:

•
Covered Person’s spouse, common-law partner, minor, children, siblings, in-laws or other relatives, whether related by blood, marriage or otherwise, who either reside with, are financially dependent upon or whose investments are controlled by, the Covered Person;

•	Any unrelated individual whose investments are controlled by, and/or to whom the Covered Person contributes material financial support, such as a “significant other;”

•	A trust in which the Covered Person has a beneficial interest, unless the Covered Person has no direct or indirect control over the trust;

•	A trust for which the Covered Person is a trustee;

                • A revocable trust for which the Covered Person is a settler;

                •  A corporation for which the Covered Person is an officer, director, or holds more than 10% of a class of the corporation’s equity securities; or

                •  A partnership for which the Covered Person is a partner unless the Covered Person has no direct or indirect control over the partnership (including most investment clubs).

Each Covered Person is responsible for familiarity with this Policy and for making persons whose transactions may fall under the scope of this Policy aware of the Policy and the need to confer with the Covered Person before trading. Covered Persons are required to comply with this Policy for as long as they are in possession of material nonpublic information, even after they cease to be employed by/provide services to GMB.

Failure of a Covered Person or any person or entity related to a Covered Person as described above to comply with this Policy may result in disciplinary or legal action against any Covered Person, including but not limited to termination of employment/services and referral to government and/or regulatory authorities for civil and/or criminal prosecution.

Questions regarding this Policy, requests for exceptions to the Policy or reports of potential or actual violations of this Policy should be immediately directed to the CCO.